NEWS

Charter Announces Second Quarter 2017 Results

Stamford, Connecticut - July 27, 2017 - Charter Communications, Inc. (formerly known as CCH I, LLC, along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and six months ended June 30, 2017. On May 18, 2016, Charter completed its transactions between the Company, Time Warner Cable Inc. ("Legacy TWC") and Charter Communications, Inc. ("Legacy Charter"), and Legacy Charter and Bright House Networks, LLC ("Legacy Bright House") (collectively, the “Transactions”). Pro forma1 results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the three and six months ended June 30, 2016.

Key highlights:

•
During the second quarter of 2017, Charter completed the roll-out of its high-value Spectrum pricing, packaging and brand across the Legacy TWC and Legacy Bright House residential footprints, with the launch of Spectrum in Hawaii, in June.

•
Second quarter total customer relationships increased 211,000, compared to 231,000 on a pro forma basis during the second quarter of 2016, when excluding the impact of customer disconnect activity related to Legacy Bright House’s seasonal customer plan in 2016.[2] Second quarter total residential and SMB primary service units ("PSUs") increased by 243,000, while pro forma second quarter 2016 PSUs grew by 422,000, when adjusted for seasonal customer program changes at Legacy Bright House.

•
Second quarter revenues of $10.4 billion grew 3.9% on a pro forma basis, as compared to the prior year period, driven by residential revenue growth of 3.8% and commercial revenue growth of 9.5%. On an actual basis, second quarter revenue grew 68.1% year-over-year, driven primarily by the Transactions.

•
Second quarter Adjusted EBITDA[3] of $3.8 billion grew 8.6% year-over-year on a pro forma basis, and 8.7% when excluding transition costs. On an actual basis, second quarter Adjusted EBITDA grew by 73.3%, driven primarily by the Transactions.

•
Net income attributable to Charter shareholders in the second quarter declined to $139 million from $248 million on a pro forma basis during the same period last year. The decline in year-over-year net income was driven by a pension curtailment gain in the second quarter of 2016 and an increase in depreciation and amortization in the second quarter of 2017, partly offset by a year-over-year increase in Adjusted EBITDA. On an actual basis, net income declined to $139 million from $3.1 billion during the second quarter of 2016, primarily driven by an income tax benefit in the prior year quarter.

“With the rollout of our new pricing and packaging completed in June, we are now offering a simple, high value product across our 50 million passings, under one brand, Spectrum. That product is working in the marketplace, and we continue to see higher year-over-year customer connect volumes across our new footprint,” said Tom Rutledge, Chairman and CEO of Charter Communications, Inc. “As we move forward with our integration, more of our customers are getting better products at better prices, which will drive higher customer satisfaction, lower churn and greater value into our business.”

1 See Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the Securities and Exchange Commission on November 3, 2016, which includes reconciliations of the pro forma information to actual information for each quarter of 2015 and the first and second quarters of 2016. See the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section of this document for additional information.
2 In the second quarter of 2017, Charter conformed the seasonal customer program in the Legacy Bright House footprint to Charter's program. For additional information, see footnote j on page 6 of the addendum to this release.
3 Adjusted EBITDA and free cash flow are defined in the “Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	June 30, 2017 (a)	June 30, 2016 (a)(j)	Y/Y Change
Footprint (b)
Estimated Video Passings	49,615	48,762	1.7%
Estimated Internet Passings	49,309	48,414	1.8%
Estimated Voice Passings	48,587	47,566	2.1%

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.4%	35.5%	(1.1) ppts
Internet Penetration of Estimated Internet Passings	47.3%	45.1%	2.2 ppts
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	—

Customer Relationships (d)
Residential	25,298	24,306	4.1%
Small and Medium Business	1,483	1,333	11.3%
Total Customer Relationships	26,781	25,639	4.5%

Residential
Primary Service Units ("PSUs")
Video	16,646	16,934	(1.7)%
Internet	22,033	20,667	6.6%
Voice	10,378	10,255	1.2%
	49,057	47,856	2.5%

Quarterly Net Additions/(Losses)
Video	(90)	(152)	40.8%
Internet	231	236	(2.1)%
Voice	14	83	(83.1)%
	155	167	(7.2)%

Single Play (e)	10,177	9,252	10.0%
Double Play (e)	6,484	6,559	(1.1)%
Triple Play (e)	8,637	8,495	1.7%

Single Play Penetration (f)	40.2%	38.1%	2.1 ppts
Double Play Penetration (f)	25.6%	27.0%	(1.4) ppts
Triple Play Penetration (f)	34.1%	35.0%	(0.9) ppts

% Residential Non-Video Customer Relationships	34.2%	30.3%	3.9 ppts

Monthly Residential Revenue per Residential Customer (g)	$109.46	$109.74	(0.3)%

Small and Medium Business
PSUs
Video	425	378	12.4%
Internet	1,285	1,148	11.9%
Voice	847	725	16.8%
	2,557	2,251	13.6%

Quarterly Net Additions/(Losses)
Video	14	9	55.6%
Internet	36	41	(12.2)%
Voice	38	32	18.8%
	88	82	7.3%

Monthly Small and Medium Business Revenue per Customer (h)	$210.64	$214.52	(1.8)%

Enterprise PSUs (i)
Enterprise PSUs	103	90	14.4%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 6 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the second quarter, Charter completed the launch of its Spectrum brand, and residential pricing and packaging to residences in the Legacy TWC and Bright House footprints, with the roll-out of Spectrum in Hawaii. In July, Charter completed the launch of Spectrum pricing and packaging for small and medium businesses in Legacy TWC and Legacy Bright House markets.

In June, Charter restarted all-digital efforts for the approximately 40% of Legacy TWC's footprint and 60% of Legacy Bright House's footprint that are not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-tops, which offer better picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the second quarter of 2017, Charter's residential customer relationships grew by 167,000, while pro forma second quarter 2016 customer relationships grew by 126,000, or 184,000 when adjusted for seasonal program changes made at Legacy Bright House.1,2 Residential PSUs increased by 155,000 in the second quarter of 2017, while pro forma second quarter 2016 PSUs increased by 167,000, or 340,000 when adjusted for seasonal program changes at Legacy Bright House. As of June 30, 2017, Charter had 25.3 million residential customer relationships and 49.1 million residential PSUs.

Residential video customers decreased by 90,000 in the second quarter of 2017, while pro forma second quarter 2016 video customers decreased by 152,000, or 100,000 when adjusted for seasonal program changes at Legacy Bright House. Over the last twelve months, Legacy Charter grew residential video customers by 16,000 or 0.4%. As of June 30, 2017, Charter had 16.6 million residential video customers.

Charter added 231,000 residential Internet customers in the second quarter of 2017, while pro forma second quarter 2016 Internet customers grew by 236,000, or 308,000 when adjusted for seasonal program changes at Legacy Bright House. Charter now offers minimum Internet speeds of at least 100 Mbps to over 50% of its total footprint, with nearly all of Charter's remaining footprint offering minimum Internet speeds of at least 60 Mbps. As of June 30, 2017, 93% of Legacy Charter's residential Internet customers subscribed to tiers that provided speeds of 60 Mbps or more compared to 52% at Legacy TWC and 78% at Legacy Bright House. The Company continues to see strong demand for its Internet service as consumers value the speed and reliability of Charter's Internet offering. As of June 30, 2017, Charter had 22.0 million residential Internet customers.

During the second quarter of 2017, the Company added 14,000 residential voice customers, while pro forma second quarter 2016 voice customers grew by 83,000, or 132,000 when adjusted for seasonal program changes at Legacy Bright House. The year-over-year decline in voice net additions was primarily driven by higher churn at Legacy TWC resulting from promotions launched prior to the closing of the Transactions. As of June 30, 2017, Charter had 10.4 million residential voice customers.

Second quarter residential revenue per customer relationship totaled $109.46, a slight decrease as compared to the prior year period, as promotional rate step-ups and modest rate adjustments, were offset by continued single play Internet sell-in and the migration of Legacy TWC and Legacy Bright House customers to higher-value Spectrum pricing and packaging.

During the second quarter of 2017, SMB customer relationships grew by 44,000, versus customer growth of 47,000 during the second quarter of 2016. SMB PSUs increased 88,000, compared to 82,000 during the second quarter of 2016. As of June 30, 2017, Charter had 1.5 million SMB customer relationships and 2.6 million SMB PSUs.

1 All customer data referred to herein for periods prior to the third quarter of 2016, are pro forma for the Transactions as if they had closed on January 1, 2015.
2 See footnote j on page 6 of the addendum to this release for additional information regarding changes made to Legacy Bright House's seasonal customer program in the second quarter of 2017.

Second Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,
	2017	2016		2016
	Actual	Pro Forma	% Change	Actual	% Change
REVENUES:
Video	$4,124	$4,125	—%	$2,605	58.3%
Internet	3,513	3,133	12.1%	1,950	80.2%
Voice	650	729	(10.9)%	423	53.4%
Residential revenue	8,287	7,987	3.8%	4,978	66.4%
Small and medium business	924	843	9.7%	520	77.7%
Enterprise	548	501	9.3%	296	85.1%
Commercial revenue	1,472	1,344	9.5%	816	80.4%
Advertising sales	381	405	(5.8)%	237	61.3%
Other	217	233	(6.8)%	130	67.0%
Total Revenue	10,357	9,969	3.9%	6,161	68.1%

COSTS AND EXPENSES:
Total operating costs and expenses	6,510	6,427	1.3%	3,941	65.2%
Adjusted EBITDA	$3,847	$3,542	8.6%	$2,220	73.3%

Adjusted EBITDA margin	37.1%	35.5%		36.0%

Capital Expenditures	$2,148	$2,075		$1,260
% Total Revenues	20.7%	20.8%		20.4%

Net income attributable to Charter shareholders	$139	$248		$3,067
Earnings per common share attributable to Charter shareholders:
Basic	$0.53	$0.92		$16.73
Diluted	$0.52	$0.91		$15.17

Net cash flows from operating activities	$2,945			$1,590
Free cash flow	$1,144			$524

Revenue

On a pro forma basis, second quarter revenues rose 3.9% year-over-year to $10.4 billion, driven by growth in Internet and commercial revenues. On an actual basis, second quarter revenue increased 68.1% year-over-year, driven by the Transactions.

Video revenues totaled $4.1 billion in the second quarter, and remained virtually unchanged compared to the prior year period on a pro forma basis, as annual and promotional rate adjustments and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, were offset by a decrease in video customers over the last 12 months. On an actual basis, second quarter video revenues increased by 58.3% compared to the prior year period, driven by the Transactions.

On a pro forma basis, Internet revenues grew 12.1%, compared to the year-ago quarter, to $3.5 billion, driven by growth in Internet customers during the last year, promotional rolloff and revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House. On an actual basis, Internet revenues grew 80.2% year-over-year, as a result of the Transactions.

Voice revenues totaled $650 million in the second quarter, a decrease of 10.9% on a pro forma basis compared to the second quarter of 2016, as promotions and value-based pricing more than offset voice customer growth over the last twelve months. Voice revenues increased 53.4% year-over-year, on an actual basis, driven by the Transactions.

Commercial revenues rose to $1.5 billion, an increase of 9.5% on a pro forma basis over the prior year period, driven by SMB revenue growth of 9.7% and enterprise revenue growth of 9.3%. On an actual basis, commercial revenues grew 80.4% year-over-year, as a result of the Transactions.

Second quarter advertising sales revenues of $381 million decreased 5.8% on a pro forma basis compared to the year-ago quarter, driven by a decrease in political, local and barter advertising revenue. On an actual basis, advertising sales grew 61.3% year-over-year, driven by the Transactions. Other revenues fell to $217 million, a decrease of 6.8% on a pro forma basis compared to the year-ago quarter, due to a benefit in the second quarter of 2016 related to a contractual settlement at Legacy TWC and Legacy Bright House. On an actual basis, other revenues grew 67.0% year-over-year, as a result of the Transactions.

Operating Costs and Expenses

On a pro forma basis, second quarter total operating costs and expenses increased by $83 million, or 1.3%, compared to the year-ago period. On an actual basis, total operating costs and expenses grew by 65.2% year-over-year as a result of the Transactions.

Second quarter programming expense increased by $232 million, or 9.6% on a pro forma basis, as compared to the second quarter of 2016, reflecting contractual programming increases, renewals and improving expanded basic video sell-in at Legacy TWC, partly offset by Transactions synergies.

Costs to service customers decreased by $77 million or 3.9% on a pro forma basis year-over-year, as a result of benefits from the combination of the three companies and lower bad debt expense.

Marketing expenses decreased by $15 million, or 2.4% year-over-year, on a pro forma basis, due to efficiencies from the consolidation of marketing strategies following the Transactions. Other expenses decreased by $44 million, or 5.2% on a pro forma basis, as compared to the second quarter of 2016, driven primarily by Transactions synergies.

Adjusted EBITDA

Second quarter Adjusted EBITDA of $3.8 billion grew by 8.6% year-over-year on a pro forma basis, reflecting revenue growth and operating expense growth of 3.9% and 1.3%, respectively. Excluding transition costs of $30 million in the second quarter of 2017 and $25 million in the prior year period, pro forma Adjusted EBITDA grew by 8.7% year-over-year.

On an actual basis, Adjusted EBITDA grew by 73.3% year-over-year, due to the Transactions.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $139 million in the second quarter of 2017, compared to pro forma net income of $248 million in the second quarter of 2016. The year-over-year decrease in pro forma net income was primarily driven by a pension curtailment gain related to Charter's announcement to freeze TWC's legacy defined benefit plans in the second quarter of 2016 and higher depreciation and amortization in the second quarter of 2017, partly offset by higher Adjusted EBITDA and lower severance-related and transactions expenses. Net income per basic common share attributable to Charter shareholders totaled $0.53 in the second quarter of 2017 compared to $0.92, on a pro forma basis, during the same period last year. The decrease was primarily the result of the factors described above, partially offset by a 2.6% decrease in pro forma weighted average shares outstanding versus the prior year period.

On an actual basis, net income attributable to Charter shareholders totaled $139 million during the second quarter of 2017, compared to $3.1 billion in the second quarter of 2016. The decrease in net income was primarily due to an income tax benefit in the second quarter of 2016 related to the reduction of substantially all of Charter's historical valuation allowance associated with its deferred tax assets, and higher interest expense, partly offset by higher income from operations as a result of the Transactions. Actual net income per basic common share attributable to Charter shareholders totaled $0.53 in the second quarter of 2017 compared to $16.73 during the same period last year. The decrease was primarily the result of the factors described above, and a 43.7% increase in weighted average shares outstanding versus the prior year period, also a result of the Transactions.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.148 billion in the second quarter of 2017, compared to $2.075 billion, on a pro forma basis, during the second quarter of 2016. The pro forma year-over-year increase in capital expenditures was driven by an increase in CPE spending related to higher customer connect volumes driven by the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House and the related higher set-top box placement rate per Spectrum connect, and CPE inventory. The decrease in scalable infrastructure was related to the timing of spend. Transition capital expenditures accounted for $86 million of capital expenditures in the second quarter of 2017, versus $111 million in the second quarter of 2016. Excluding transition-related expenditures, second quarter 2017 capital expenditures totaled $2.062 billion, compared to $1.964 billion, on a pro forma basis, during the same period last year.

On an actual basis, second quarter 2017 capital expenditures increased by $888 million as compared to the prior year, due to the Transactions.

Cash Flow and Free Cash Flow

During the second quarter of 2017, net cash flows from operating activities totaled $2.9 billion, compared to $1.6 billion in the second quarter of 2016. The year-over-year increase in net cash flows from operating activities was primarily due to higher Adjusted EBITDA, partly offset by higher cash paid for interest in the second quarter of 2017 versus the second quarter of 2016, following the close of the Transactions.

Free cash flow for the second quarter of 2017 totaled $1.1 billion, compared to $524 million during the same period last year. The increase was related to higher net cash flows from operating activities in the second quarter of 2017 versus the second quarter of 2016, given the close of the Transactions, partly offset by higher actual capital expenditures.

Liquidity & Financing

As of June 30, 2017, total principal amount of debt was $61.8 billion and Charter's credit facilities provided approximately $2.8 billion of additional liquidity in excess of Charter's $694 million cash position.

In April, Charter redeemed Time Warner Cable, LLC's 5.850% senior secured notes due 2017.

Also in April, CCO Holdings, LLC and CCO Holdings Capital Corp. issued $1.25 billion of 5.125% senior unsecured notes due 2027, which form part of the same series of senior unsecured notes that were originally issued on February 6, 2017, and Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. issued $1.25 billion of 5.375% senior secured notes due 2047. The net proceeds were used to pay related fees and expenses and for general corporate purposes, including buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

In July, Charter Operating and Charter Communications Operating Capital Corp. issued $1.0 billion of 3.75% senior secured notes due 2028, and an additional $500 million of 5.375% senior secured notes due 2047. The net proceeds will be used to pay related fees and expenses and for general corporate purposes, including potential buybacks of Charter Class A common stock or common units of Charter Communications Holdings, LLC.

Share Repurchases

During the three months ended June 30, 2017, Charter purchased approximately 11.2 million shares of Charter Class A common stock and Charter Holdings common units for approximately $3.7 billion.

Conference Call

Charter will host a conference call on Thursday, July 27, 2017 at 10:00 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 32866159.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on August 9, 2017. The conference ID code for the replay is 32866159.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and six months ended June 30, 2017, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA, Free Cash Flow and Pro Forma Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other pension benefits, other (income) expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted

EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $256 million and $202 million for the three months ended June 30, 2017 and 2016, respectively, and were $529 million and $304 million for the six months ended June 30, 2017 and 2016, respectively.

Pro forma results give effect to the Transactions as if they had closed on January 1, 2015 and include the operations of Legacy Charter, Legacy TWC and Legacy Bright House for the three and six months ended June 30, 2016. Due to the transformative nature of the Transactions, the Company believes that providing a discussion of its results of operations on a pro forma basis provides management and investors a more meaningful perspective on the Company's financial and operational performance and trends. The results of operations data on a pro forma basis are provided for illustrative purposes only and are based on available information and assumptions that Charter believes are reasonable and do not purport to represent what the actual consolidated results of operations of Charter would have been had the Transactions occurred on January 1, 2015, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. Exhibit 99.1 in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2016 filed with the SEC on November 3, 2016 provides pro forma financial information for each quarter of 2015 and the first and second quarters of 2016 and a reconciliation of the pro forma financial information to the actual results of operations of the Company.

About Charter

Charter (NASDAQ: CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced broadband services, including Spectrum TV™ video entertainment programming, Spectrum Internet™ access, and Spectrum Voice™. Spectrum Business™ similarly provides scalable, tailored, and cost-effective broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, business telephone, video and music entertainment services, and wireless backhaul. Charter's advertising sales and production services are sold under the Spectrum Reach™ brand. More information about Charter can be found at charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	our ability to promptly, efficiently and effectively integrate acquired operations;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including wireless products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•
the effects of governmental regulation on our business or potential business combination transactions including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Inc. and Bright House Networks, LLC Transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016		2017	2016
	Actual	Actual	% Change	Actual	Actual	% Change
REVENUES:
Video	$4,124	$2,605	58.3%	$8,203	$3,775	117.3%
Internet	3,513	1,950	80.2%	6,911	2,754	151.0%
Voice	650	423	53.4%	1,344	558	140.6%
Residential revenue	8,287	4,978	66.4%	16,458	7,087	132.2%
Small and medium business	924	520	77.7%	1,824	722	152.5%
Enterprise	548	296	85.1%	1,087	395	175.1%
Commercial revenue	1,472	816	80.4%	2,911	1,117	160.5%
Advertising sales	381	237	61.3%	718	309	132.9%
Other	217	130	67.0%	434	178	143.8%
Total Revenue	10,357	6,161	68.1%	20,521	8,691	136.1%
COSTS AND EXPENSES:
Programming	2,649	1,541	71.9%	5,253	2,244	134.1%
Regulatory, connectivity and produced content	532	317	67.2%	1,030	429	139.7%
Costs to service customers	1,907	1,189	60.4%	3,855	1,647	134.0%
Marketing	601	382	57.6%	1,183	547	116.3%
Transition costs	30	25	21.9%	81	46	77.3%
Other expense	791	487	62.3%	1,618	675	139.8%
Total operating costs and expenses (exclusive of items shown separately below)	6,510	3,941	65.2%	13,020	5,588	133.0%
Adjusted EBITDA	3,847	2,220	73.3%	7,501	3,103	141.7%
Adjusted EBITDA margin	37.1%	36.0%		36.5%	35.7%
Depreciation and amortization	2,595	1,436		5,145	1,975
Stock compensation expense	65	63		134	87
Other operating expenses, net	135	551		229	569
Income from operations	1,052	170		1,993	472
OTHER EXPENSES:
Interest expense, net	(749)	(593)		(1,462)	(1,047)
Loss on extinguishment of debt	(1)	(110)		(35)	(110)
Loss on financial instruments, net	(70)	(50)		(32)	(55)
Other pension benefits	13	520		26	520
Other expense, net	(2)	(2)		(11)	(5)
	(809)	(235)		(1,514)	(697)
Income (loss) before income taxes	243	(65)		479	(225)
Income tax benefit (expense)	(48)	3,179		(73)	3,151
Consolidated net income	195	3,114		406	2,926
Less: Net income attributable to noncontrolling interests	(56)	(47)		(112)	(47)
Net income attributable to Charter shareholders	$139	$3,067		$294	$2,879
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.53	$16.73		$1.11	$20.21
Diluted	$0.52	$15.17		$1.09	$19.00
Weighted average common shares outstanding, basic	263,460,911	183,362,776		266,217,549	142,457,435
Weighted average common shares outstanding, diluted	267,309,261	205,214,266		270,249,433	153,959,234

Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016		2017	2016
	Actual	Pro Forma	% Change	Actual	Pro Forma	% Change
REVENUES:
Video	$4,124	$4,125	—%	$8,203	$8,198	0.1%
Internet	3,513	3,133	12.1%	6,911	6,170	12.0%
Voice	650	729	(10.9)%	1,344	1,458	(7.9)%
Residential revenue	8,287	7,987	3.8%	16,458	15,826	4.0%
Small and medium business	924	843	9.7%	1,824	1,651	10.5%
Enterprise	548	501	9.3%	1,087	991	9.7%
Commercial revenue	1,472	1,344	9.5%	2,911	2,642	10.2%
Advertising sales	381	405	(5.8)%	718	770	(6.7)%
Other	217	233	(6.8)%	434	473	(8.3)%
Total Revenue	10,357	9,969	3.9%	20,521	19,711	4.1%
COSTS AND EXPENSES:
Programming	2,649	2,417	9.6%	5,253	4,824	8.9%
Regulatory, connectivity and produced content	532	550	(3.3)%	1,030	1,055	(2.4)%
Costs to service customers	1,907	1,984	(3.9)%	3,855	3,917	(1.6)%
Marketing	601	616	(2.4)%	1,183	1,208	(2.1)%
Transition costs	30	25	21.9%	81	46	77.3%
Other expense	791	835	(5.2)%	1,618	1,686	(4.0)%
Total operating costs and expenses (exclusive of items shown separately below)	6,510	6,427	1.3%	13,020	12,736	2.2%
Adjusted EBITDA	3,847	3,542	8.6%	7,501	6,975	7.5%
Adjusted EBITDA margin	37.1%	35.5%		36.5%	35.4%
Depreciation and amortization	2,595	2,338		5,145	4,623
Stock compensation expense	65	72		134	138
Other operating expenses, net	135	289		229	312
Income from operations	1,052	843		1,993	1,902
OTHER EXPENSES:
Interest expense, net	(749)	(723)		(1,462)	(1,431)
Loss on extinguishment of debt	(1)	(110)		(35)	(110)
Loss on financial instruments, net	(70)	(50)		(32)	(55)
Other pension benefits	13	526		26	536
Other income (expense), net	(2)	2		(11)	10
	(809)	(355)		(1,514)	(1,050)
Income before income taxes	243	488		479	852
Income tax expense	(48)	(157)		(73)	(272)
Consolidated net income	195	331		406	580
Less: Net income attributable to noncontrolling interests	(56)	(83)		(112)	(153)
Net income attributable to Charter shareholders	$139	$248		$294	$427
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$0.53	$0.92		$1.11	$1.58
Diluted	$0.52	$0.91		$1.09	$1.56
Weighted average common shares outstanding, basic	263,460,911	270,464,654		266,217,549	270,105,143
Weighted average common shares outstanding, diluted	267,309,261	273,802,246		270,249,433	273,469,536

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015. Adjusted EBITDA is a non-GAAP term. See page 7 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	June 30,	December 31,
	2017	2016
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$694	$1,535
Accounts receivable, net	1,489	1,432
Prepaid expenses and other current assets	381	333
Total current assets	2,564	3,300

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	32,948	32,963
Customer relationships, net	13,231	14,608
Franchises	67,316	67,316
Goodwill	29,554	29,509
Total investment in cable properties, net	143,049	144,396

OTHER NONCURRENT ASSETS	1,347	1,371

Total assets	$146,960	$149,067

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,123	$7,544
Current portion of long-term debt	—	2,028
Total current liabilities	8,123	9,572

LONG-TERM DEBT	63,248	59,719
DEFERRED INCOME TAXES	26,574	26,665
OTHER LONG-TERM LIABILITIES	2,582	2,745

SHAREHOLDERS' EQUITY:
Controlling interest	36,628	40,139
Noncontrolling interests	9,805	10,227
Total shareholders' equity	46,433	50,366

Total liabilities and shareholders' equity	$146,960	$149,067

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$195	$3,114	$406	$2,926
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,595	1,436	5,145	1,975
Stock compensation expense	65	63	134	87
Accelerated vesting of equity awards	20	145	37	145
Noncash interest income, net	(88)	(48)	(196)	(41)
Other pension benefits	(13)	(520)	(26)	(520)
Loss on extinguishment of debt	1	110	35	110
Loss on financial instruments, net	70	50	32	55
Deferred income taxes	26	(3,192)	42	(3,164)
Other, net	2	(3)	8	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(175)	(124)	61	(100)
Prepaid expenses and other assets	60	32	(23)	11
Accounts payable, accrued liabilities and other	187	527	133	530
Net cash flows from operating activities	2,945	1,590	5,788	2,014

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,148)	(1,260)	(3,703)	(1,689)
Change in accrued expenses related to capital expenditures	347	194	197	138
Purchases of cable systems, net of cash acquired	—	(28,810)	—	(28,810)
Change in restricted cash and cash equivalents	—	22,313	—	22,264
Other, net	(42)	(4)	(49)	(6)
Net cash flows from investing activities	(1,843)	(7,567)	(3,555)	(8,103)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	2,506	3,858	7,146	5,997
Repayments of long-term debt	(2,054)	(3,343)	(5,529)	(4,070)
Payments for debt issuance costs	(21)	(266)	(42)	(283)
Issuance of equity	—	5,000	—	5,000
Purchase of treasury stock	(3,328)	(84)	(4,223)	(99)
Proceeds from exercise of stock options	14	19	86	24
Purchase of noncontrolling interest	(402)	—	(429)	—
Distributions to noncontrolling interest	(37)	(18)	(75)	(18)
Proceeds from termination of interest rate derivatives	—	88	—	88
Other, net	(6)	—	(8)	—
Net cash flows from financing activities	(3,328)	5,254	(3,074)	6,639

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,226)	(723)	(841)	550
CASH AND CASH EQUIVALENTS, beginning of period	2,920	1,278	1,535	5
CASH AND CASH EQUIVALENTS, end of period	$694	$555	$694	$555

CASH PAID FOR INTEREST	$761	$544	$1,653	$1,014
CASH PAID FOR TAXES	$32	$4	$33	$4

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	June 30, 2017 (a)	March 31, 2017 (a)	December 31, 2016 (a)	June 30, 2016 (a)(j)
Footprint (b)
Estimated Video Passings	49,615	49,401	49,229	48,762
Estimated Internet Passings	49,309	49,123	48,955	48,414
Estimated Voice Passings	48,587	48,331	48,142	47,566

Penetration Statistics (c)
Video Penetration of Estimated Video Passings	34.4%	34.7%	35.0%	35.5%
Internet Penetration of Estimated Internet Passings	47.3%	46.9%	46.2%	45.1%
Voice Penetration of Estimated Voice Passings	23.1%	23.1%	23.1%	23.1%

Customer Relationships (d)
Residential	25,298	25,131	24,801	24,306
Small and Medium Business	1,483	1,439	1,404	1,333
Total Customer Relationships	26,781	26,570	26,205	25,639

Residential
Primary Service Units ("PSUs")
Video	16,646	16,736	16,836	16,934
Internet	22,033	21,802	21,374	20,667
Voice	10,378	10,364	10,327	10,255
	49,057	48,902	48,537	47,856

Pro Forma Quarterly Net Additions/(Losses)
Video	(90)	(100)	(51)	(152)
Internet	231	428	357	236
Voice	14	37	39	83
	155	365	345	167

Single Play (e)	10,177	9,980	9,640	9,252
Double Play (e)	6,484	6,540	6,586	6,559
Triple Play (e)	8,637	8,611	8,575	8,495

Single Play Penetration (f)	40.2%	39.7%	38.9%	38.1%
Double Play Penetration (f)	25.6%	26.0%	26.6%	27.0%
Triple Play Penetration (f)	34.1%	34.3%	34.6%	35.0%

% Residential Non-Video Customer Relationships	34.2%	33.4%	32.1%	30.3%

Pro Forma Monthly Residential Revenue per Residential Customer (g)	$109.46	$109.11	$109.77	$109.74

Small and Medium Business
PSUs
Video	425	411	400	378
Internet	1,285	1,249	1,219	1,148
Voice	847	809	778	725
	2,557	2,469	2,397	2,251

Pro Forma Quarterly Net Additions/(Losses)
Video	14	11	12	9
Internet	36	30	34	41
Voice	38	31	27	32
	88	72	73	82

Pro Forma Monthly Small and Medium Business Revenue per Customer (h)	$210.64	$211.21	$214.25	$214.52

Enterprise PSUs (i)
Enterprise PSUs	103	99	97	90

Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015. All percentages are calculated using whole numbers. Minor differences may exist due to rounding. See footnotes to unaudited summary of operating statistics on page 6 of this addendum.

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

(a)
All customer statistics include the operations of Legacy TWC, Legacy Bright House and Legacy Charter each of which is based on individual legacy company reporting methodology. These methodologies differ and their differences may be material. Statistical reporting will be conformed over time to a single Charter reporting methodology.

We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at June 30, 2017, March 31, 2017, December 31, 2016 and June 30, 2016, actual customers include approximately 209,500, 168,400, 208,400 and 208,600 customers, respectively, whose accounts were over 60 days past due, approximately 14,800, 13,300, 15,500 and 14,000 customers, respectively, whose accounts were over 90 days past due and approximately 8,700, 7,900, 8,000 and 8,000 customers, respectively, whose accounts were over 120 days past due.

(b)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(c)	Penetration represents residential, small and medium business and enterprise customers as a percentage of estimated passings for the service indicated.

(d)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(e)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(f)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(g)
Pro forma monthly residential revenue per residential customer is calculated as total pro forma residential video, Internet and voice quarterly revenue divided by three divided by average pro forma residential customer relationships during the respective quarter.

(h)
Pro forma monthly small and medium business revenue per customer is calculated as total pro forma small and medium business quarterly revenue divided by three divided by average pro forma small and medium business customer relationships during the respective quarter.

(i)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

(j)
In the second quarter of 2017, Charter conformed the seasonal customer program in the Legacy Bright House footprint to Charter's program. Prior to the plan change, Legacy Bright House customers enrolling in the seasonal plan were charged a one-time fee and counted as customer disconnects, and as new connects, when moving off the seasonal plan. Under Charter's seasonal plan, residential customers pay a reduced monthly fee while the seasonal plan is active and remain reported as customers. Excluding the impact of customer disconnect activity related to the previous seasonal plan, Legacy Bright House residential customer relationships at June 30, 2016, would have been higher by approximately 58,000, and video, Internet and voice PSUs and net additions for the second quarter of 2016, would have been higher by 52,000, 72,000 and 49,000 respectively.

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Consolidated net income	$195	$3,114	$406	$2,926
Plus: Interest expense, net	749	593	1,462	1,047
Income tax (benefit) expense	48	(3,179)	73	(3,151)
Depreciation and amortization	2,595	1,436	5,145	1,975
Stock compensation expense	65	63	134	87
Loss on extinguishment of debt	1	110	35	110
Loss on financial instruments, net	70	50	32	55
Other pension benefits	(13)	(520)	(26)	(520)
Other, net	137	553	240	574

Adjusted EBITDA (a)	3,847	2,220	7,501	3,103
Less: Purchases of property, plant and equipment	(2,148)	(1,260)	(3,703)	(1,689)

Adjusted EBITDA less capital expenditures	$1,699	$960	$3,798	$1,414

Net cash flows from operating activities	$2,945	$1,590	$5,788	$2,014
Less: Purchases of property, plant and equipment	(2,148)	(1,260)	(3,703)	(1,689)
Change in accrued expenses related to capital expenditures	347	194	197	138

Free cash flow	$1,144	$524	$2,282	$463

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	Actual	Pro Forma (b)	Actual	Pro Forma (b)

Consolidated net income	$195	$331	$406	$580
Plus: Interest expense, net	749	723	1,462	1,431
Income tax expense	48	157	73	272
Depreciation and amortization	2,595	2,338	5,145	4,623
Stock compensation expense	65	72	134	138
Loss on extinguishment of debt	1	110	35	110
Loss on financial instruments, net	70	50	32	55
Other pension benefits	(13)	(526)	(26)	(536)
Other, net	137	287	240	302

Adjusted EBITDA (a)	3,847	3,542	7,501	6,975
Less: Purchases of property, plant and equipment	(2,148)	(2,075)	(3,703)	(3,909)

Adjusted EBITDA less capital expenditures	$1,699	$1,467	$3,798	$3,066

(a)	See pages 1 and 2 of this addendum for detail of the components included within Adjusted EBITDA.

(b)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

The above schedule is presented in order to reconcile Adjusted EBITDA and free cash flows, both non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Customer premise equipment (a)	$1,017	$378	$1,724	$515
Scalable infrastructure (b)	382	386	650	496
Line extensions (c)	297	171	545	218
Upgrade/rebuild (d)	145	110	252	151
Support capital (e)	307	215	532	309

Total capital expenditures	$2,148	$1,260	$3,703	$1,689

Capital expenditures included in total related to:
Commercial services	$334	$196	$602	$260
Transition (f)	$86	$111	$162	$164

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	Actual	Pro Forma (g)	Actual	Pro Forma (g)

Customer premise equipment (a)	$1,017	$651	$1,724	$1,412
Scalable infrastructure (b)	382	640	650	1,115
Line extensions (c)	297	277	545	502
Upgrade/rebuild (d)	145	171	252	305
Support capital (e)	307	336	532	575

Total capital expenditures	$2,148	$2,075	$3,703	$3,909

Capital expenditures included in total related to:
Commercial services	$334	$338	$602	$625
Transition (f)	$86	$111	$162	$164

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

(f)
Transition represents incremental costs incurred to integrate the Legacy TWC and Legacy Bright House operations and to bring the three companies' systems and processes into a uniform operating structure.

(g)	Pro forma results reflect certain acquisitions of cable systems in 2016 as if they occurred as of January 1, 2015.

Addendum to Charter Communications, Inc. Second Quarter 2017 Earnings Release